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For Immediate Release
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       Dresser-Rand Announces Acquisition Agreement with Peter Brotherhood

Houston, Texas, June 30, 2008 - Dresser-Rand Group Inc. ("Dresser-Rand" or the "Company") (NYSE: DRC), a global supplier of rotating equipment, announced today that its newly formed UK subsidiary has entered into an agreement to acquire certain assets of Peter Brotherhood Ltd. The acquisition is expected to be completed by July 1, 2008.

Peter Brotherhood specializes in the design and manufacture of steam turbines, reciprocating gas compressors, gas engine packaged combined heat & power systems
(CHP), and gearboxes. The company's primary clients are in the worldwide oil and gas industry, specifically marine and floating production, storage, and offloading (FPSO), refinery, petrochemical, combined cycle/co-generation, and renewable energy industries. Peter Brotherhood, with a manufacturing facility in the United Kingdom, traces its beginnings to 1867. It has an installed equipment base estimated at approximately 750 units.

The Peter Brotherhood business had sales of approximately pounds Sterling 50.5 million (British Pounds) in fiscal year 2007.

This acquisition is consistent with Dresser-Rand's business strategy, which focuses on acquisitions that strengthen and enhance its core capabilities, add new products, services, and technologies, and provide access to new markets or enhance current market positions. The acquisition is complementary to Dresser-Rand's products and services strategies, strengthens the company's position in the European served area (especially for reciprocating compressors), and increases the size of the company's industry-leading installed base of equipment.

Under the agreement, Dresser-Rand will acquire the Peter Brotherhood assets for approximately pounds 31.1 million net of cash acquired. The agreement includes the potential for additional consideration based on a Earnings Before Interest, Tax, Depreciation, and Amortization (EBITDA) earn-out for the fiscal year ended November 30, 2008. The earn-out is up to a maximum of pounds 16.3 million, which would be achieved if the EBITDA for the fiscal year ended November 30, 2008 is at least pounds 6.0 million. The agreement also includes a price adjustment based on the net operating assets at closing.

The acquisition is expected to be neutral to earnings in the first year and accretive thereafter.

"Dresser-Rand and Peter Brotherhood have decades of experience providing innovative solutions in the energy conversion markets," said Vincent R. Volpe Jr., President and CEO of Dresser-Rand. "Both companies have maintained solid reputations for quality, efficiency, economy, and reliability."

Volpe said, "Leveraging these attributes and combining technical expertise, research and development capabilities, and our combined worldwide sales presence will enable us to offer a comprehensive line-up of steam turbine and reciprocating gas compressor products backed by outstanding OEM parts and service."

Stephen Fitzpatrick, the Managing Director, of Peter Brotherhood commented, "Dresser-Rand recognized the success we have forged by a clear set of values focusing on customer care and satisfaction and the delivery of great products by a highly motivated and successful workforce. We are equally proud to be associated with Dresser-Rand."

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Dresser-Rand is among the largest suppliers of rotating equipment solutions to the worldwide oil, gas, petrochemical, and process industries. The Company operates manufacturing facilities in the United States, France, Germany, Norway, India, and China, and maintains a network of 29 service and support centers covering more than 140 countries.

This news release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements with respect to planned or proposed repurchase of shares of common stock. Forward-looking statements include, without limitation, the Company's plans, objectives, goals, strategies, future events, future revenue, or performance, capital expenditures, financing needs, plans, or intentions relating to acquisitions, business trends, executive compensation, and other information that is not historical information. The words "anticipate", "believes", "expects," "intends", and similar expressions identify such forward-looking statements. Although the Company believes that such statements are based on reasonable assumptions, these forward-looking statements are subject to numerous factors, risks, and uncertainties that could cause actual outcomes and results to be materially different from those projected. These factors, risks and uncertainties include, among others, the following: potential for material weaknesses in its internal controls; economic or industry downturns; its inability to implement its business strategy to increase aftermarket parts and services revenue; competition in its markets; failure to complete or achieve the expected benefits from any future acquisitions; economic, political, currency and other risks associated with international sales and operations; fluctuations in currencies and volatility in exchange rates; loss of senior management; environmental compliance costs and liabilities; failure to maintain safety performance acceptable to its clients; failure to negotiate new collective bargaining agreements; unexpected product claims and regulations; infringement on its intellectual property or infringement on others' intellectual property; difficulty in implementing an information management system; and the Company's brand name may be confused with others. These and other risks are discussed in detail in the Company's filings with the Securities and Exchange Commission at www.sec.gov. Actual results, performance, or achievements could differ materially from those expressed in, or implied by, the forward-looking statements. The Company can give no assurances that any of the events anticipated by the forward-looking statements will occur or, if any of them does, what impact they will have on results of operations and financial condition. The Company undertakes no obligation to update or revise forward-looking statements, which may be made to reflect events or circumstances that arise after the date made or to reflect the occurrence of unanticipated events. For information about Dresser-Rand, go to its website at www.dresser-rand.com.

Investor Contact: Blaise Derrico, Director Investor Relations (713) 973-5497

DRC-FIN